UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 13G
                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. 2)*

                          The Warnaco Group, Inc.
                              (Name of Issuer)

                   Common Stock, $.01 par value per share
                       (Title of Class of Securities)

                                934390 10 5
                               (CUSIP Number)

                             December 31, 1999
          (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rules pursuant to which this Schedule is filed:

      [ ] Rule 13d-1(b)
      [X] Rule 13d-1(c)
      [ ] Rule 13d-1(d)

 --------------------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



 CUSIP No.  934390 10 5           13G              Page 2 of 7 Pages

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 1    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

      Linda J. Wachner

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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a)  ( )    (b)  ( )

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 3    SEC USE ONLY

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 4    CITIZENSHIP OR PLACE OF ORGANIZATION
      United States of America

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                              5    SOLE VOTING POWER
         NUMBER OF                 12,078,862
          SHARES              ------------------------------------------------
       BENEFICIALLY           6    SHARED VOTING POWER
         OWNED BY                  None
          EACH                ------------------------------------------------
        REPORTING             7    SOLE DISPOSITIVE POWER
         PERSON                    11,722,081
          WITH                ------------------------------------------------
                              8    SHARED DISPOSITIVE POWER
                                   None

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 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      12,094,696

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 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   ( )

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 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      19.65%

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 12   TYPE OF REPORTING PERSON*
      IN

------------------------------------------------------------------------------
                  * SEE INSTRUCTIONS BEFORE FILLING OUT!



 ITEM 1.   (a)  Name of Issuer:

           The name of the issuer is The Warnaco Group, Inc.
           (the "Company").

           (b)  Address of Issuer's Principal Executive Offices:

           The Company's principal executive offices are located at 90 Park Avenue, New York, NY 10016.

 ITEM 2.   (a)  Name of Person Filing:

           This statement is filed by Linda J. Wachner (the "Reporting
           Person").

           (b)  Address of Principal Business Office or, if None, Residence:

           The address of the business office of the Reporting Person is 90 Park Avenue, New York, NY 10016.

           (c)  Citizenship:

           The Reporting Person is a citizen of the United States of America.

           (d)  Title of Class of Securities:

           Common Stock, $.01 par value per share (the "Common Stock")

           (e)  CUSIP Number:

           934390 10 5

 ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a)  [  ]      Broker or dealer registered under Section 15 of
                          the Act (15 U.S.C. 78o);

           (b)  [  ]      Bank as defined in Section 3(a)(6) of the Act (15
                          U.S.C. 78c);

           (c)  [  ]      Insurance Company as defined in Section 3(a)(19)
                          of the Act (15 U.S.C. 78c);

           (d)  [  ]      Investment Company registered under Section 8 of
                          the Investment Company Act of 1940 (15 U.S.C. 80a-
                          8);

           (e)  [  ]      An investment adviser in accordance with section
                          240.13d-1(b)(1)(ii)(E);

           (f)  [  ]      An employee benefit plan or endowment fund in
                          accordance with section 240.13d-1(b)(1)(ii)(F);

           (g)  [  ]      A parent holding company or control person in
                          accordance with section240.13d-1(b)(ii)(G);

           (h)  [  ]      A savings association as defined in Section 3(b)
                          of the Federal Deposit Insurance Act (12 U.S.C.
                          1813);

           (i)  [  ]      A church plan that is excluded from the definition
                          of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  [  ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

 ITEM 4.   OWNERSHIP.

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a)  Amount beneficially owned:

                12,094,696 shares

           (b)  Percent of class:

                19.65%

           (c)  Number of shares as to which the person has:

                (i) Sole power to vote or to direct the vote

                    12,078,862

               (ii) Shared power to vote or to direct the vote

                    None

              (iii) Sole power to dispose or to direct the disposition of

                    11,722,081

              (iv)  Shared power to dispose or to direct the disposition of

                    None

 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

 ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable.

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not Applicable.

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

 ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

 ITEM 10.  CERTIFICATION.

           The Reporting Person hereby makes the following certification:

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                 SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

 Dated:  February 14, 2000


                               By: /s/ Linda J. Wachner
                                   -------------------------
                                   Linda J. Wachner